Exhibit 3.4

ARTICLES OF MERGER

(Profit Corporations)

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes.

First: The name and jurisdiction of the surviving corporation:

Name	Jurisdiction	Document Number
(If known/ applicable)
Speedemissions, Inc.	Florida	P01000031159

Second: The name and jurisdiction of each merging corporation:

Name	Jurisdiction	Document Number
(If known/ applicable)
Just, Inc.	Utah	1142047-0142

Third: The Plan of Merger is attached.

Fourth: The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

OR     /            /         (Enter a specific date, NOTE: An effective date cannot be prior to the date of filing or more than 90 days after merger file date.)

Fifth: Adoption of Merger by surviving corporation – (COMPLETE ONLY ONE STATEMENT)

The Plan of Merger was adopted by the shareholders of the surviving corporation on                     .

The Plan of Merger was adopted by the board of directors of the surviving corporation on November 12, 2007 and shareholder approval was not required.

Sixth: Adoption of Merger by merging corporation(s) (COMPLETE ONLY ONE STATEMENT)

The Plan of Merger was adopted by the shareholders of the merging corporation(s) on                     .

The Plan of Merger was adopted by the board of directors of the merging corporation(s) on November 12, 2007 and shareholder approval was not required.

(Attach additional sheets if necessary}

Seventh: SIGNATURES FOR EACH CORPORATION

Name of Corporation	Signature of an Officer or Director	Typed or Printed Name of Individual & Title
Speedemissions, Inc.		Richard A. Parlontieri, President

Just, Inc.		Richard A. Parlontieri, President

AGREEMENT AND PLAN OF MERGER

OF

JUST, INC.

(a Utah corporation)

WITH AND INTO

SPEEDEMISSIONS, INC.

(a Florida corporation)

AGREEMENT AND PLAN OF MERGER, dated this 12th day of November, 2007, pursuant to Section 607.1104 of the Business Corporation Act of the State of Florida, between JUST, INC., a Utah corporation (“Just UT”), with and into SPEEDEMISSIONS, INC., a Florida corporation (“Speedemissions FL”).

WITNESSETH:

WHEREAS, Speedemissions FL is the parent of, and owns all of the issued and outstanding stock of, Just UT;

WHEREAS, all of the constituent corporations desire to merge into a single corporation; and

NOW THEREFORE, the corporations, parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained do hereby prescribe the terms and conditions of said merger and mode of carrying the same into effect as follows:

FIRST:	Speedemissions FL hereby merges into itself Just UT and said Just UT shall be hereby merged into Speedemissions FL, which shall be the surviving corporation.

SECOND:	The Certificate of Incorporation of Speedemissions FL as in effect on the date of the merger provided for in this Agreement, shall continue in full force and effect as the Certificate of Incorporation of the corporation surviving this merger.

THIRD:	The manner of converting the outstanding shares of the capital stock of each of the constituent corporations into shares or other securities of the surviving corporation shall be as follows:

(a)	Each share of common stock of the surviving corporation, which shall be issued and outstanding on the effective date of this Agreement, shall remain issued and outstanding.

(b)	Each share of common stock of the merged corporation which shall be outstanding on the effective date of this merger, and all rights in respect thereof shall forthwith be canceled and retired without any payment therefor.

(c)	After the effective date of this merger, each holder of an outstanding certificate representing shares of common stock of the merged corporation shall surrender the same to the surviving corporation and each such holder shall be entitled upon such surrender to receive the number of shares of common stock of the surviving corporation on the basis provided herein. Until so surrendered, the outstanding shares of the stock of the merged corporation to be converted into the stock of the surviving corporation as provided herein, may be treated by the surviving corporation for all corporation purposes as evidencing the ownership of shares of the surviving corporation as though said surrender and exchange had taken place. After the effective date of this Agreement, each registered owner of any uncertificated shares of common stock of the merged corporation shall have said shares of cancelled and said registered owner shall be entitled to the number of common shares of the surviving corporation on the basis provided herein.

FOURTH:	The terms and conditions of the merger are as follows:

(a)	The by-laws of the surviving corporation as they shall exist on the effective date of this merger shall be and remain the by-laws of the surviving corporation until the same shall be altered, amended and repealed as therein provided.

(b)	The directors and officers of the surviving corporation shall continue in office until the next annual meeting of stockholders and until their successors shall have been elected and qualified.

(c)	This merger shall become effective upon filing with the Secretary of State of Florida. However, for all accounting purposes the effective date of the merger shall be as of the close of business on December 31,2007.

(d)

Upon the merger becoming effective, all the property, rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of the merged corporation shall be transferred to, vested in and devolve upon the surviving corporation without further act or deed and all property, rights, and every other interest

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of the surviving corporation and the merged corporation shall be as effectively the property of the surviving corporations as they were of the surviving corporation and the merged corporation respectively. The merged corporation hereby agrees from time to time, as and when requested by the surviving corporation or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the surviving corporation may deem to be necessary or desirable in order to vest in and confirm to the surviving corporation title to and possession of any property of the merged corporation acquired or to be acquired by reason of or as a result of the merger herein provided for and otherwise to carry out the interest and purposes hereof and the proper officers and directors of the merged corporation and the proper officers and directors of the surviving corporation are fully authorized in the name of the merged corporation or otherwise to take any and all such action.

IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors have caused these presents to be executed by the President of each party hereto as the respective act, deed and agreement of each of said corporations, on this 12th day of November, 2007.

ATTEST:		JUST, INC.
(a Utah corporation)

By:		By:
	Richard A. Parlontieri, Secretary	Richard A. Parlontieri, President

ATTEST:		SPEEDEMISSIONS, INC.
(a Florida corporation)

By:		By:
	Richard A. Parlontieri, Secretary	Richard A. Parlontieri, President

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